Exhibit 21

LEIDOS HOLDINGS, INC.
LEIDOS, INC.

Subsidiaries of Leidos Holdings, Inc.	Jurisdiction of Incorporation
Leidos, Inc.	Delaware

Subsidiaries of Leidos, Inc.	Jurisdiction of Incorporation
ABI Architects, Inc.	Florida
Benham/Ellerbe Becket, LLC	Oklahoma
Benham Military Communities, LLC	Oklahoma
Calanais Pension Trustee Co. Ltd.	United Kingdom
Cloudshield Technologies, Inc.	Delaware
Cloudshield Technologies GmbH	Germany
Cloudshield UK Limited	United Kingdom
InQuirion Pty Limited	Australia
JMD Development Corporation	California
Leidos Arabia Company Limited	Saudi Arabia
Leidos Biomedical Research, Inc.	Delaware
SAIC Calanais Limited	United Kingdom
Leidos Canada, Inc.	Canada
Leidos – CDM Solutions, LLC (95% ownership)	Delaware
Leidos Constructors, LLC	Oklahoma
Leidos Consulting Engineers, Inc.	California
Leidos DB, Inc.	Oklahoma
Leidos Engineering, LLC	Delaware
Leidos Engineering of North Carolina, Inc.	North Carolina
Leidos Engineering of Ohio, Inc.	Ohio
Leidos Europe, Limited	United Kingdom
Leidos Germany GmbH	Germany
Leidos Global Technology Corporation	Delaware
Leidos Health Holdings, LLC	Delaware
Leidos Health, LLC	Delaware
Leidos Limited	United Kingdom
Leidos of Michigan, Inc.	Michigan
Leidos Pty Limited	Australia
Leidos Realty, LLC	California
Leidos Supply, Limited	United Kingdom
Leidos Renewable Energy, LLC	Delaware
Leidos Services, Inc.	Delaware
Plainfield Renewable Energy, LLC	Delaware
Plainfield Renewable Energy Holdings, LLC	Delaware
R.W. Beck Group, Inc.	Washington

Exhibit 21

Reveal Imaging Technologies, Inc.	Delaware
Science, Engineering, and Technology Associates Corporation	Delaware
Spectrum San Diego	California
The Benham Group, Inc.	Oklahoma
The Benham Group of Nevada, Inc.	Nevada
Varec Holdings, Inc.	Delaware
Varec, Inc.	Georgia

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